Exhibit 99.1

5929 Baker Road, Suite 475 Minneapolis, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887

Wireless Ronin Common Stock to Move to OTCQB

NASDAQ Delisting Based on Insufficient Shareholders’ Equity

MINNEAPOLIS – May 23, 2013—Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leading marketing technologies provider, announced today that it has been notified by the NASDAQ Stock Market (NASDAQ) that trading in the Company’s securities will be suspended on NASDAQ effective with the open of trading on May 31, 2013. On that same date, the Company’s common stock will become eligible to trade on the OTCQB, which is an electronic trading platform of the OTC Markets Group. The Company’s trading symbol will remain RNIN. The Company does not intend to appeal NASDAQ’s determination since it believes its efforts are better directed towards the Company’s core business operations.

“This move will not affect our ability to service our clients, impact our operations or affect our employees, nor will it change our adherence to high standards of corporate governance and transparency to our shareholders in our SEC reporting,” said President and Chief Executive Officer Scott W. Koller.

“We made a business decision to not spend more time and money appealing NASDAQ’s determination. The transition to the OTCQB should be seamless as far as our shareholders are concerned, and will continue to provide existing and new shareholders a quality marketplace to trade our stock,” Koller continued.

The move to the OTCQB does not alter the Company’s SEC reporting obligations under applicable securities laws. Accordingly, the Company will continue to file its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies, Inc. (WRT) (NASDAQ:RNIN) (www.wirelessronin.com) is a marketing technologies company with leading expertise in current and emerging digital media solutions, including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage their customers. WRT provides marketing technology solutions and services to clients, helping increase revenue and improve operating efficiencies to execute marketing initiatives. Since launching RoninCast® digital signage software in 2003, WRT has led the digital signage industry by bringing leading edge technology, services and support to its clients. WRT offers an array of services to support its clients’ marketing technology needs including consulting, creative development, project management, installation, training, and support and hosting. The company’s common stock currently trades on the NASDAQ Capital Market under the symbol “RNIN.” Follow the company on Twitter (http://twitter.com/wirelessronin) and Pinterest (http://pinterest.com/rnin/) and “like us” on Facebook (www.facebook.com/WirelessRonin) under Wireless Ronin.

Contacts:

Scott W. Koller, President and CEO

Wireless Ronin Technologies, Inc.

(952) 564-3500

Darin P. McAreavey, SVP and CFO

Wireless Ronin Technologies, Inc.

(952) 564-3500

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